The Board of Directors

Saevik Supply ASA


Consent of Independent Accountants


We consent to the incorporation by reference in this report on Form 8-K of our report dated March 6, 1997, with respect to the consolidated balance sheet of Saevik Supply ASA and subsidiaries as of December 31, 1996 and the related statements of earnings and cash flows for the year then ended, appearing in the registration statement on Form S-3 as amended (SEC File No. 333-39597) of Trico Marine Services, Inc.
We also consent to the reference to our firm under the caption "Experts".


Aalesund, Norway

December 9, 1997

KPMG as

/s/ Gerd Leira

Gerd Leira
State Authorised Public Accountant (Norway)